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                                                                    Exhibit 23.3

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Openwave Systems Inc. Registration Statement (Form S-8) pertaining to Openwave Systems Inc. 2001 Stock Compensation Plan and Openwave Systems Inc. 1999 Employee Stock Purchase Plan of our report dated July 12, 2000, with respect to the supplemental consolidated statement of operations, stockholders' equity (deficit) and cash flows of Software.com, Inc. for the year ended December 31, 1999 and the related supplemental consolidated financial statement schedule. Such report is included in the Openwave Systems Inc. Form 10-K for the year ended June 30, 2001, which is incorporated by reference in this filing with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP

Woodland Hills, California
March 19, 2002